Exhibit 99.1
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154
NEWS RELEASE

FOR RELEASE	CONTACT:
April 27, 2006, 5:30 AM ET	Investor: Dave Prichard, (708) 551-2592
Media: Mark Lindley, (708) 551-2602
CORN PRODUCTS INTERNATIONAL REPORTS 41 PERCENT INCREASE IN 2006
FIRST QUARTER DILUTED EPS OF 31 CENTS ON RECORD QUARTERLY NET SALES
Expects 2006 EPS Growth of 16 to 24 Percent Versus $1.19 in 2005
     WESTCHESTER, Ill., April 27, 2006 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported a 42-percent increase in net income to $23 million, or $0.31 per diluted share, for the first quarter ended March 31, 2006, compared with net income of $17 million, or $0.22 per diluted share, a year ago.
     2006 first-quarter net sales improved 9 percent to $615 million, a record quarterly level, versus $567 million in the prior-year period. Favorable currency translations, primarily in South America, higher volumes and slightly improved price/product mix contributed to the revenue growth.
     Operating income of $46 million grew 31 percent from $35 million in the comparable period in 2005, generating an improvement in operating margins to 7.5 percent. The Company’s improved performance in the first quarter was due primarily to increased North America profitability.
     Increased operating expenses resulted principally from variable compensation, including the impact of approximately $0.01 per diluted share for stock option expensing. Financing costs, net, were approximately $7 million versus $9 million last year, while the effective tax rate was 38.9 percent.
- more -

Page 2 — Corn Products International
     “We’re pleased with our strong start to the year and the significant margin recovery in our North America region,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “Our lower South America results reflected pricing and cost pressures in Brazil and Argentina. Asia/Africa performed essentially in line with our expectations.”
Regional Business Segment Performance
     Results on a regional basis for the quarter ended March 31, 2006, were as follows:
North America
Net sales of $376 million improved 10 percent from $344 million in the prior year on the strength of favorable price/product mix, volumes and local currency. Operating income of $24 million jumped eight-fold from $3 million in the first quarter of 2005, as both the US and Canadian businesses swung to profitability and Mexico’s income grew significantly. The US and Canada results were positively impacted by higher 2006 contract pricing.
South America
A 7-percent increase in net sales to $151 million versus $141 million primarily reflected a 10.7-percent appreciation of regional currencies, principally the Brazilian real, as well as a 3.5-percent improvement in volumes, partially offset by a 6.9-percent decline in price/product mix. Operating income fell 27 percent to $20 million. Brazil’s price/product mix decline was caused by interrelated factors. The stronger real, coupled with concerns over avian flu and foot-and-mouth disease, dampened exports in various industries, generating excess starches and animal feed ingredients, including those from tapioca processors and dry-millers. This situation limited the Company’s pricing flexibility. Argentina’s profitability declined due to higher net corn and energy costs.
Asia/Africa
The Asia/Africa division reported a 6-percent increase in net sales to $88 million, as favorable volumes and currency translations more than offset lower price/product mix. Operating income of $13 million fell slightly due principally to the continued soft South Korean economy.
- more -

Page 3 — Corn Products International
Balance Sheet and Cash Flow
     The Company’s balance sheet remained strong as of March 31, 2006. Total debt to capital of 27 percent was nearly unchanged from December 31, 2005, and remained well below the Company’s long-term target of 32 to 35 percent. Total debt of $538 million declined from $557 million a year ago.
2006 Outlook
     “We anticipate that diluted EPS in 2006 should increase in a range of 16 percent to 24 percent on a GAAP basis compared with $1.19 in 2005,” said Scott, who noted that the second half of 2006 should be stronger than the first six months. “Importantly, this improvement would enable us to stay on track to meet our target of low double-digit EPS growth during the five-year period of 2003-2008, as well as achieve an increased return on capital employed.”
     A significant profitability improvement in the North American region, principally in the US business coupled with growth in Mexico, should generate much of the Company’s expected EPS increase in 2006, paced by higher contract pricing in the US and Canadian businesses.
     “We are focused on resolving the issues in our US operations and remain on schedule for the start-up of the new coal-fired boiler at our largest facility, Argo, by the end of the third quarter,” Scott said. “We completed the tie-in phase in April and expect to carry out the first boiler fire-up in July, and the project is expected to be completed by the end of September. We anticipate the negative impact to operating income from these activities to be in the range of $10 million to $12 million.”
     The South America region is expected to post lower 2006 results due to price/product mix pressures in Brazil and higher costs in Argentina. The impact of the Brazilian factors should be greater in the first half of the year. “We have successfully dealt with issues in South America many times before, and we believe we will work through this one as well,” Scott said.
     The Asia/Africa region should continue its steady performance in 2006, with geographic growth and select capacity expansions in China and Pakistan.
- more -

Page 4 — Corn Products International
     Scott noted that the Company is midway through the pursuit of its five-year Pathway Strategy, a key goal of which is to profitably grow Corn Products International to close to $3 billion in net sales by the end of 2008.
     “Much has been accomplished to date, and we expect continuing improvements as we drive our actions and initiatives this year,” Scott said. “All in all, we are optimistic about our Company’s prospects in 2006 and our ability to continue to pursue profitable growth opportunities and achieve our stated long-term financial targets.”
Conference Call and Webcast
     Corn Products will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.
     The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.
     Individuals without Internet access may listen to the live conference call by dialing 719.457.2626. A replay of the audio call will be available through Friday, May 5 by calling 719.457.0820 and using passcode 3844034.
About the Company
     Marking its 100th anniversary in 2006, Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2005, Corn Products International recorded net sales of $2.36 billion with operations in 15 countries at 33 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.
- more -

Page 5 — Corn Products International
Forward-Looking Statement
     This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “should,” “will,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this report or referred to or incorporated by reference into this report are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of hostilities including acts of terrorism; stock market fluctuation and volatility; and our ability to maintain sales levels of HFCS in Mexico. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent reports on Forms 10-Q or 8-K.
# # #

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended		Change
	March 31,		%
	2006	2005

Net sales before shipping and handling costs	$665.8	$613.3	9%
Less: shipping and handling costs	51.0	46.8	9%

Net sales	$614.8	566.5	9%
Cost of sales	522.1	494.0	6%

Gross profit	$92.7	$72.5	28%

Operating expenses	$47.7	$39.3	21%
Other income, net	1.2	2.2	-45%

Operating income	$46.2	$35.4	31%
Financing costs, net	6.6	9.5	-31%

Income before income taxes	$39.6	$25.9	53%
Provision for income taxes	15.4	8.7

	$24.2	$17.2	41%
Minority interest in earnings	0.8	0.7	14%

Net income	$23.4	$16.5	42%

Weighted average common shares outstanding:
Basic	74.1	75.1
Diluted	75.4	76.5

Earnings per common share:
Basic	$0.32	$0.22	45%
Diluted	$0.31	$0.22	41%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	March 31,	December 31,
	2006	2005
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$90	$116
Accounts receivable — net	299	287
Inventories	263	258
Prepaid expenses	15	11
Deferred income tax assets	13	13

Total current assets	$680	$685

Property, plant and equipment — net	1,297	1,274
Goodwill and other intangible assets	367	359
Deferred income tax assets	2	3
Investments	11	11
Other assets	54	57

Total assets	$2,411	$2,389

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$67	$57
Deferred income taxes	1	1
Accounts payable and accrued liabilities	334	366

Total current liabilities	$402	$424

Non-current liabilities	111	110
Long-term debt	471	471
Deferred income taxes	130	128
Minority interest in subsidiaries	17	17
Redeemable common stock (1,227,000 shares issued and outstanding at March 31, 2006 and December 31, 2005) stated at redemption value	35	29
Stockholders’ equity
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 74,092,774 issued at March 31, 2006 and December 31, 2005	1	1
Additional paid-in capital	1,061	1,068
Less: Treasury stock (common stock; 1,257,842 and 1,528,724 shares at March 31, 2006 and December 31, 2005, respectively) at cost	(30)	(36)
Deferred compensation — restricted stock	—	(1)
Accumulated other comprehensive loss	(233)	(251)
Retained earnings	446	429

Total stockholders’ equity	1,245	1,210

Total liabilities and equity	$2,411	$2,389

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
(In millions)	2006	2005

Cash provided by operating activities:
Net income	$23	$17
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	28	26
Increase in trade working capital	(56)	(20)
Other	10	6

Cash provided by operating activities	5	29

Cash used for investing activities:
Capital expenditures, net of proceeds on disposal	(37)	(20)
Payments for acquisitions	—	(3)
Other	1	—

Cash used for investing activities	(36)	(23)

Cash provided by (used for) financing activities:
Proceeds from (payments on) borrowings, net	9	(13)
Issuance of common stock, net	3	10
Dividends paid	(7)	(6)

Cash provided by (used for) financing activities	5	(9)

Effect of foreign exchange rate changes on cash	—	—

Decrease in cash and cash equivalents	(26)	(3)
Cash and cash equivalents, beginning of period	116	101

Cash and cash equivalents, end of period	$90	$98

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)
(In millions, except per share amounts)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended
	March 31,		Change
	2006	2005	%
Net sales
North America	$376.3	$343.6	10%
South America	150.9	140.6	7%
Asia/Africa	87.6	82.3	6%

Total	$614.8	$566.5	9%

Operating income
North America	$24.4	$2.9	741%
South America	19.7	26.9	-27%
Asia/Africa	13.0	13.5	-4%
Corporate	(10.9)	(7.9)	38%

Total	$46.2	$35.4	31%

II. Estimated Sources of Diluted Earnings Per Share for the Three Months Ended March 31
The following is a list of the major items that impacted our first quarter results. The amounts are calculated on a net after-tax basis and attempt to estimate total business effects.

Earnings Per Share
Three Months
Diluted Earnings Per Share — March 31, 2005	$0.22
Change
Volumes	0.03
Operating margin	0.04
Foreign currency translation	0.02
Financing costs	0.03
Minority interest	—
Effective tax rate	(0.03)
Shares outstanding	—

Net change	0.09

Diluted Earnings Per Share — March 31, 2006	$0.31

III. Capital expenditures
Capital expenditures, net of proceeds on disposals, for the quarters ended March 31, 2006 and 2005, were $37 million and $20 million, respectively.

IV. Non-GAAP Information
The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives. Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance. The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP. In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies. Our calculations of the Total Debt to Capitalization Percentage at March 31, 2006, and December 31, 2005, are as follows:
Total Debt to Capitalization Percentage

	March 31,	December 31,
(Dollars in millions)	2006	2005
Short-term debt	$67	$57
Long-term debt	471	471

Total debt (a)	$538	$528

Deferred income tax liabilities	130	128
Minority interest in subsidiaries	17	17
Redeemable common stock	35	29
Stockholders’ equity	1,245	1,210

Total capital	$1,427	$1,384

Total debt and capital (b)	$1,965	$1,912

Debt to capitalization percentage (a/b)	27.4%	27.6%